Exhibit A

Series of the Trust

Series	Effective Date
First Trust North American Energy Infrastructure Fund	6/15/2012
First Trust Tactical High Yield ETF	2/20/2013
First Trust Senior Loan Fund	4/1/2013
First Trust Strategic Income ETF	7/25/2014
First Trust Enhanced Short Maturity ETF	8/6/2014
First Trust Low Duration Mortgage Opportunities ETF	10/10/2014
First Trust Heitman Global Prime Real Estate ETF	11/2/2015
First Trust SSI Convertible Securities ETF	11/2/2015
First Trust Long Duration Opportunities ETF	12/31/2018
First Trust EIP Carbon Impact ETF	8/13/2019
FT Cboe Vest S&P 500 Dividend Aristocrats Target Income ETF	2/24/2021